Exhibit 99.3
NEWS RELEASE October 21, 2020

CONTACTS
Investors Dan Schlanger, CFO Ben Lowe, VP & Treasurer Crown Castle International Corp. 713-570-3050 Media Andy Brimmer / Nick Lamplough / Adam Pollack Joele Frank, Wilkinson Brimmer Katcher 212-355-4449
Crown Castle Appoints Tammy K. Jones and Matthew Thornton, III to its Board of Directors
October 21, 2020 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) today announced that, as part of its previously announced Board transition plan, its Board of Directors has appointed Tammy K. Jones and Matthew Thornton, III as directors, effective November 6, 2020. Upon joining the Board, Ms. Jones and Mr. Thornton will be independent directors pursuant to New York Stock Exchange listing standards.
Ms. Jones brings more than 25 years of experience in commercial real estate investments, capital markets and finance, and currently serves as the Co-Founder and Chief Executive Officer of Basis Investment Group (“Basis”), a multi-strategy commercial real estate investment manager. Mr. Thornton brings over 40 years of leadership and operating experience, most recently as Executive Vice President and Chief Operating Officer of FedEx Freight.
“We are very pleased to welcome Tammy and Matthew to the Board and look forward to the contributions they will make as members of our Board,” said J. Landis Martin, Chairman of the Crown Castle Board of Directors. “Crown Castle will benefit greatly from Tammy’s extensive experience in real estate investing and her focus on the efficient allocation of capital as we continue to invest in assets that will help deliver a nationwide 5G network. In addition, we will rely on Matthew’s substantial expertise in operating large and complex businesses as we continue to expand and scale our small cell business.”

Exhibit 99.3
NEWS RELEASE October 21, 2020

Ari Q. Fitzgerald, Chairman of the Nominating & Corporate Governance Committee, said, “With the additions of Tammy and Matthew, the Board is confident we are advancing the first phase of our Board transition process with two high caliber individuals who possess the right mix of skills, diversity, backgrounds and experience to help drive continued value creation for all shareholders. We also intend to add a third director with previous experience in the fiber industry.”
THIRD QUARTER 2020 EARNINGS
In a separate press release issued today, Crown Castle released earnings results for the third quarter of fiscal 2020 and provided its outlook for the full year 2020 and 2021. The Company will host a conference call Thursday, October 22, 2020, at 10:30 a.m. Eastern time. Supplemental materials for the call will be posted on the Crown Castle website at investor.crowncastle.com.
ABOUT TAMMY K. JONES
Ms. Jones is the Co-Founder and Chief Executive Officer of Basis, a multi-strategy commercial real estate investment manager. Prior to founding Basis in 2009, Ms. Jones served as head of the fixed and floating rate Capital Markets Lending Division at CW Capital LLC. Prior to that, Ms. Jones was Senior Vice President at Commercial Capital Initiatives, Inc., a GMAC subsidiary (now Berkadia), and was part of the leadership team responsible for creating GMAC’s Capital Markets lending division. Ms. Jones currently serves as Lead Independent Director, Chair of the Environmental, Social and Governance committee and a member of the Audit and Strategic Review committees at Mack-Cali Realty Corporation, is the Chair of the Real Estate Executive Council, is on the Board of KKR Real Estate Select Trust Inc., and is the Vice-Chairman of Basic Impact Group Foundation, a non-profit organization dedicated to creating a pipeline of women and minorities in commercial real estate. Ms. Jones previously served as Independent Director at Monogram Residential Trust, Inc., a former publicly traded REIT that owned, operated and developed luxury multifamily properties. Ms. Jones received a B.A. in Economics from Cornell University and an M.B.A. with a concentration in Real Estate Finance from the J. Mack Robinson College of Business at Georgia State University.
ABOUT MATTHEW THORNTON, III
Mr. Thornton most recently served as Executive Vice President and Chief Operating Officer of FedEx Freight. In that role, he was responsible for the day-to-day operations and strategic direction for the $8 billion revenue freight business, overseeing more than 45,000 employees in 380 service centers. Prior to that, Mr.

Thornton served as Senior Vice President of US Operations at FedEx Express overseeing more than 50,000 employees responsible for the day-to-day pick-up and delivery operations and Express Retail operations at 650 Express facilities. Mr. Thornton began his career with FedEx Corporation in 1978 and held a number of leadership positions at the company over the course of his career, before retiring in November 2019. Mr. Thornton currently serves on the Board of Directors of Sherwin-Williams Company, where he is a member of the Audit and the Nominating and Corporate Governance committees. Mr. Thornton is also a member of the National Association of Corporate Directors (NACD) and the Executive Leadership Council (ELC). Mr. Thornton holds a B.A. in Business Administration and Management from the University of Memphis and an M.B.A. from the University of Tennessee, Knoxville.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them.
CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, projections and estimates regarding (1) the Board transition plan, (2) director appointments, including the effective date thereof, and independence status of the appointees, (3) expected contributions from the recently appointed directors, (4) Crown Castle’s strategy, including with respect to its small cell business, and (5) Crown Castle’s investments and any benefits derived therefrom. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation.”